                                                                    Exhibit 99.2

                     FIRST AMENDMENT TO PURCHASE AGREEMENT


     This First Amendment (this "First Amendment") to the Purchase Agreement (the "Purchase Agreement") dated as of November 30, 1998, by and among American Sky Broadcasting, LLC, a limited liability company organized under the laws of the State of Delaware ("ASkyB"), The News Corporation Limited, a corporation organized under the laws of South Australia ("News Corporation"), MCI Telecommunications Corporation, a corporation organized under the laws of the State of Delaware ("MCI"), and EchoStar Communications Corporation, a corporation organized under the laws of the State of Nevada ("Seller"), is entered into as of June 23, 1999. All capitalized terms not defined in this First Amendment shall have the meanings ascribed to them in the Purchase Agreement.

     WHEREAS, each of the Transferors and Seller desire to supplement and amend certain provisions of the Purchase Agreement in order to effect the intent and understanding of the Parties with respect to the matters set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1.   Closing Date.  The Parties hereby agree that, provided that all conditions
     ------------
     to the obligations to the Parties to consummate the transactions contemplated by the Purchase Agreement have been satisfied or waived on or prior to such date, the Closing Date shall be June 24, 1999.

2.   Amendments.
     ----------

(a)  Section 1 of the Purchase Agreement is hereby amended as follows:

(viii) by amending the definition of "Collateral Agreements" to delete therefrom the references to the "Components License Agreement" and the "Set Top Box Agreement;"

(ii) by deleting the defined term "Components License Agreement" in its entirety; and

(iii) by deleting the defined term "Set Top Box Agreement" in its entirety.

(b) Section 2(c) of the Purchase Agreement is hereby amended by deleting the reference therein to Section 5(g).

(c) Section 6(a) of the Purchase Agreement is hereby amended by deleting subsection (ix) thereof in its entirety.

(d) Section 6(b) of the Purchase Agreement is hereby amended by deleting subsections (ix) and (xi) thereof in their entirety.

(e) Section 5 of the Purchase Agreement is hereby amended by deleting subsection (g)(i) thereof in its entirety.

(f) Exhibits A and F to the Purchase Agreement are hereby deleted in their entirety.

3.   Additional Representation of the Transferors. Each of ASkyB, News
--   --------------------------------------------
Corporation and MCI, jointly and severally, represents and warrants to Seller, that:

(a) As of the date hereof, (i) the aggregate of all remaining unpaid amounts that are due or scheduled to become due under the Sony Contract, as in effect as of the date hereof, is US$15,680,000 (the "Remaining Amount") and
     (ii) the Transferors have paid an aggregate of US$33,320,000 pursuant to the Sony Contract.

(b) As of the date hereof, a binder (the "Binder") is in place for Seller's Launch Insurance covering Sky I and Sky II.

(c) Except for any Intellectual Property being transferred to Seller pursuant to the Assigned Contracts, there is no other Intellectual Property in which any Transferor has any right, title or interest which is required to be transferred to Seller pursuant to Section 2(b)(vi) of the Purchase Agreement.

4.   Additional Agreements of the Parties.
     ------------------------------------

(a) The Parties hereto agree that, provided the Closing occurs on June 24, 1999, then for purposes of calculating the Current Market Price per share of Class A Common Stock pursuant to Section 2(a)(ii) of the Purchase Agreement and pursuant to Section 4(b) of this First Amendment, the Current Market Price shall be the average of (i) the Current Market Price determined by using the 20-day trading period commencing on May 25, 1999 and ending on June 22, 1999 and (ii) the Current Market Price determined by using the 20-day trading period commencing on May 26, 1999 and ending on June 23, 1999.


(b) The Parties further agree that the number of shares of Class A Common Stock issuable pursuant to Section 2(a) of the Purchase Agreement shall be reduced by the number of shares of Class A Common Stock having a total market value (based on Current Market Price) equal to the sum of US$45,680,000 (the "Offsetting Amount"). In the event that for any reason the Closing does not occur on June 24, 1999, then the Offsetting Amount shall be reduced dollar for dollar to the extent that the Transferors make any scheduled payments in respect of the Remaining Amount due under the Sony Contract (as in effect on the date hereof) during the period from June 24, 1999 to the Closing Date; provided that (i) such scheduled payment by the Transferors was made after consultation with, and after having obtained the prior written consent of, Seller (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the aggregate reduction in the Offsetting Amount shall not exceed the Remaining Amount.

     The aggregate number of shares issuable to each of the ASkyB Buyer and the MCI Buyer shall be reduced on a pro rata basis.

(c) The Transferors acknowledge receipt of Seller's letter, dated June 3, 1999, notifying the Transferors that Seller is designating certain Gilbert Contracts as Excluded Contracts pursuant to Section 5(c)(iii) of the Purchase Agreement and the Transferors hereby waive the 30-day notice requirement set forth in such Section 5(c)(iii) with respect to the Gilbert Contracts identified in such letter.


(d) The Transferors acknowledge and agree that Seller will continue to negotiate the terms of Seller's Launch Insurance and that the Transferors will pay the premiums for such Seller's Launch Insurance, in an amount not to exceed the premiums set forth in the Binder, as and when such premiums become due and in any event no later than 30 days before the scheduled launch date of Sky I or Sky II, as applicable.


(e) In the event that the Transferors are unable to procure the necessary consents to assignment of the Sony Contract, then, in consideration for Seller receiving all of the benefits under the Sony Contract and having the right to direct all actions to be taken in connection with the Sony Contract as provided in Section 5(g)(ii) of the Purchase Agreement, Seller agrees to assume the obligations and liabilities of ASkyB under the Sony Contract; provided that the assumption by Seller of such obligations and liabilities shall not constitute a waiver by Seller of its right to indemnification by the Transferors pursuant to Section 7 of the Purchase Agreement for any breach by the Transferors of any representation or warranty set forth in the Purchase Agreement. If the Transferors have not assigned the Sony Contract pursuant to the Purchase Agreement, then from and after the Closing Date the Transferors shall, at any time and from time to time, take any and all actions that Seller may reasonably request the Transferors to take in connection with the Sony Contract.

5.   Remedies for Breach of this First Amendment.  The Parties agree that the
     -------------------------------------------
     provisions set forth in Section 7 of the Purchase Agreement are hereby incorporated herein by reference in their entirety and shall apply with equal force and effect to all covenants, agreements, representations and warranties contained in this First Amendment.

6.   Effectiveness of Purchase Agreement.  Except as set forth in this First
     -----------------------------------
     Amendment, the Purchase Agreement shall remain in full force and effect.

7.   Governing Law.  This First Amendment shall be governed by and construed in
     -------------
     accordance with the laws of the State of New York.

8.   Counterparts  This First Amendment may be executed in one or more
     ------------
     counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment as of the date first above written.

                            AMERICAN SKY BROADCASTING, LLC
                            ------------------------------


                            By:      /s/ Lawrence A. Jacobs
                            ----------------------------------
                               Name: Lawrence A. Jacobs
                               Title: Senior Vice President


                            THE NEWS CORPORATION LIMITED

                            By:      /s/ Arthur M. Siskind
                            ---------------------------------
                               Name: Arthur M. Siskind
                               Title: Director

                            MCI TELECOMMUNICATIONS CORPORATION


                            By:     /s/ Michael H. Salsbury
                            ---------------------------------
                               Name: Michael H. Salsbury
                               Title: General Counsel


                            ECHOSTAR COMMUNICATIONS CORPORATION


                            By:      /s/ David Moskowitz
                            ----------------------------------
                               Name: David Moskowitz
                               Title: Senior Vice President and General Counsel